Exhibit 5.1



                             March 6, 2006


Board of Directors
Renewable Assets, Inc.
7040 W. Palmetto Park Road, Bldg. 4, No. 572
Boca Raton, FL 33433

Gentlemen:

I have acted as counsel to Renewable Assets, Inc. (the "Company") in connection with various legal matters relating to the preparation and filing of a Registration Statement ("Registration Statement") on Form SB-2, File No. 333-129458, by the Company with the U.S. Securities and Exchange Commission for registration under the Securities Act of 1933, as amended, of a self-underwritten "best- efforts, no minimum" offering of 1,000,000 Units comprised of one (1) share of Common Stock and five (5) Redeemable Class "A" Common Stock Purchase Warrants per Unit and 5,000,000 shares of Common Stock underlying the Class "A" Common Stock Purchase Warrants comprising the Units.

In connection therewith, I have examined and relied as to matters of fact upon such certificates of public officials, such statements and certificates of the officer of the Company and originals or copies certified to my satisfaction of the Certificate of Incorporation, the amendments thereto, and the By-laws of the Company, proceedings of the Board of Directors of the Company and such other corporate records, documents and instruments as I have deemed necessary or appropriate in order to enable me to render the opinion expressed below.

In rendering this opinion, I have assumed the genuineness of all signatures on all documents examined by me, the authenticity of all documents submitted to me as originals and the conformity to authentic originals of all documents submitted to me as certified or photostatic copies.

Based on the foregoing and in reliance thereon, I am of the opinion that the Units being sold pursuant to the Registration Statement are duly authorized and the Class "A" Common Stock Purchase Warrants comprising the Units are, and the shares of Common Stock underlying the Class "A" Common Stock Purchase Warrants, will be, when issued in accordance with the terms of the offering and of the applicable warrants, legally and validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under "Legal Matters" in the related Prospectus. In giving the foregoing consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,


/s/ Eugene Michael Kennedy, Esq.
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Law Office of Eugene Michael Kennedy, P.A.